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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Amendment No. 3 to Registration Statement No. 333-124135 of our report dated March 8, 2005 (June 23, 2005, as to the reverse stock split discussed in the second paragraph of Note 16), relating to the consolidated financial statements of KKR Financial Corp. and subsidiaries, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
August 26, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM